Exhibit 10.2
WESTERN DIGITAL CORPORATION
DEFERRED COMPENSATION PLAN

AMENDMENT NO. 1
December 1, 2024

Section 10.1 of the Western Digital Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2013 (the “Plan”) allows Western Digital Corporation (the “Company”) to amend the Plan at any time. Accordingly, the Plan is hereby amended, applicable to Compensation Deferral Agreements submitted on or after December 1, 2024 and Company Contributions credited with respect to Plan Years commencing after December 1, 2024, except as expressly provided herein. The Committee will establish new Accounts to record Participant Deferrals and Company Contributions made under this Amendment No. 1.
Amounts deferred under Compensation Deferral Agreement submitted prior to December 1, 2024 shall continue to be governed by and administered under the terms of the Plan in effect prior to this Amendment No. 1.
Capitalized terms not defined herein shall have the meaning given in the Plan as in effect prior to December 1, 2024.
1.New Section 2.35A is added to the Plan, to immediately follow section 2.35, and to read as follows:
“2.35A    ‘Primary Separation Account’ means a Separation Account established upon a Participant’s initial enrollment in the Plan on or after December 1, 2024, to record Company Contributions in addition to any Deferrals that the Participant may elect to allocate to such Account.”
2.Section 2.37 of the Plan is amended to read in its entirety as follows:

“2.37    ‘Separation Benefit’. Separation Benefit means the benefit payable to a Participant following the Participant’s Separation from Service, as provided in Sections 6.1(a) and 6.2(a).”

3.New Section 2.38A is added to the Plan, to immediately follow Section 2.38, to read as follows:

“2.38A.    ‘Separation Account’ means an Account established by the Committee to record Deferrals that will be paid upon Separation from Service as provided in Section 6.1(a). Unless the Committee provides otherwise during an applicable enrollment, a Participant may maintain a maximum of five (5) Separation Accounts (excluding his or her Primary Separation Account) in combination with any Specified Date Accounts established by the Participant under his or her Compensation Deferral Agreements submitted on or after December 1, 2024.

4.Section 2.40 (“Specified Date Account”) is amended to add the following sentence:

“Unless the Committee provides otherwise during an applicable enrollment, a Participant may maintain a maximum of five (5) Separation Accounts (excluding his or her Primary Separation

Account) in combination with any Specified Date Accounts established by the Participant under his or her Compensation Deferral Agreements submitted on or after December 1, 2024.”

5.Section 4.2 is amended to read in its entirety as follows:
“4.2 Allocation of Deferrals; Payment Schedules

(a)The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals for the Plan Year and whether to allocate a portion, or all, of such Deferrals among his or her Primary Separation Account, any Separation Accounts or any Specified Date Accounts established in such Compensation Deferral Agreement, or any prior Compensation Deferral Agreement submitted to the Committee on or after December 1, 2024.

(b)A Participant may also specify the Payment Schedule for a Primary Separation Account, Separation Account or Specified Date Account being established for the first time in such Compensation Deferral Agreement. Payment Schedules for existing Accounts may not be changed except as provided in Article VII. If the Payment Schedule for a newly established Account is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the default Payment Schedule specified in Section 6.2.

6.Section 5.1 is amended to read in its entirety as follows:

“5.1     Discretionary Company Contributions. The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions for a Plan Year to any Participant in any amount determined by the Participating Employer. Such contributions will be credited to a Participant’s Primary Separation Account as of the last day of the Plan Year. A Participant must be actively employed on the last day of a Plan Year (or have Separated from Service due to death or Retirement) in order to receive a Company Contribution for such Plan Year.”

7.Sections 6.1(a) through (g) are re-designated as Sections 6.1(a) through (f). Sections 6.1(a) through (e) are amended to read in their entirety as follows:

“6.1     Benefits, Generally. A Participant shall be entitled to the following benefits under the Plan:

(a)Separation Benefit. Upon the Participant’s Separation from Service the Participant is entitled to receive the vested portion of his or her Primary Separation Account, any Separation Accounts and any Specified Date Accounts that have not commenced payment as of the Participant’s Separation from Service; provided, however, that if Separation from Service occurs within 24 months following a Change in Control, the Separation Benefit will include all unpaid Accounts.

Payment will commence in the calendar year next following Separation from Service, provided, however, that with respect to a Participant who is a Specified Employee as of the date such Participant’s Separation from Service, payment will be made no earlier than the seventh month following the month in which Separation from Service occurs.

Accounts will be valued as of the last Business Day of the immediately preceding year,         except that a payment to a Specified Employee will be valued as of the last Business Day of the sixth month following his or her Separation from Service. Subsequent installment payments will be made in succeeding calendar years, valued as of the last Business Day of the immediately preceding calendar year.

(b)Specified Date Benefit. If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account. The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the Plan Year immediately preceding the designated Plan Year.

(c)Disability Benefit. If a Participant incurs a Disability as an Employee, he or she shall receive his or her unpaid Account Balances (regardless of whether payment has commenced under Section 6.1(a) or (b)), valued as of the last day of the month in which Disability occurs. Payment will be made within 60 days following the Committee’s determination of the Participant’s Disability.

(d) Death Benefit. Upon the Participant’s death while an Employee the Participant is entitled to receive his or her Primary Separation Account, any Separation Accounts and any Specified Date Accounts that have not commenced payment as of the Participant’s death. Payment will commence in the calendar year next following the Participant’s death. Accounts will be valued as of the last Business Day of the immediately preceding year. Subsequent installment payments will be made in succeeding calendar years, valued as of the last Business Day of the immediately preceding calendar year.

(e)Unforeseeable Emergency Payments. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts. Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan. If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted pro rata from the Participant's Primary Separation Account and Separation Accounts until depleted and then from the Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.”

8.Sections 6.2(a) through (j) are redesignated as Sections 6.2(a) through (h). Sections 6.2(a) through (g) are amended to read in their entirety as follows:

“6.2    Form of Payment.

(a)Separation Benefit. A Participant who is entitled to payment under Section 6.1(a) will receive his Primary Separation Account and any Specified Date Accounts described in Section 6.1(a) according to the Payment Schedule in effect for the Participant’s Primary Separation Account.

A Participant may elect a different Payment Schedule for his or her Separation Accounts payable under Section 6.1(a).

Payment will be made in a single lump sum unless the Participant has elected, with respect to his or her Primary Separation Account or any Separation Account, to have such Account paid in a designated number of substantially equal annual installments over a period over five (5), ten (10), fifteen (15) or twenty (20) payments.

Notwithstanding anything to the contrary contained herein, a Participant will receive his or her Separation Benefit in a single lump sum payment equal to the unpaid balance of all of his or her Accounts if Separation from Service occurs within 24 months following a Change in Control. If a Participant has incurred a Separation from Service at the time of the Change in Control, any unpaid Account Balances will be paid in a single lump sum in accordance with Section 6.1(a).

(b)Specified Date Benefit. Each Specified Date Account described in Section 6.1(b) shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the Account was established to have the Specified Date Account paid in a designated number of substantially equal annual installments over a period of two (2) to five (5) payments.

(c)Disability Benefit. A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in a single lump sum.

(d)Death Benefit. A designated Beneficiary who is entitled to receive a Death Benefit under Section 6.2(d) shall receive payment according to his or her Payment Schedules determined under Section 6.2(a). If death occurs after Separation from Service or Disability, payment to the Participant’s designated Beneficiary will continue to be made according to the Payment Schedules in effect.

(e)Small Account Balances. The Committee shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan. This provision applies to all Accounts in the Plan established after the Effective Date.

(f)Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, annual payments will be made in a series of consecutive calendar years until the number of installment payments specified in the Payment Schedule has been paid. The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments. For purposes of Article VII, installment payments will be treated as a single payment. For Accounts established after the Effective Date and prior to December 1, 2024, if a lump sum equal to less than 100% of the Retirement/Termination Account is paid, the payment commencement date for the installment form of payment will be the first anniversary of the payment of the lump sum.

(g)Amounts allocated to Company Stock. Any portion of a Participant’s Account that is payable in Company Stock in accordance with Section 8.6 shall be paid in a single lump sum in an equivalent number of shares of Company Stock at the time distribution is otherwise scheduled to commence hereunder.”

9.Section 8.1 is amended to read in its entirety as follows:

“8.1    Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Company Contributions shall be credited at the times determined by the Committee. Valuation of Accounts shall be performed under procedures approved by the Committee.”

10.The third paragraph of Section 8.4 of the Plan is amended to read in its entirety as follows:

“A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee. Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.”

11.Except as amended hereby, the terms of the Plan remain in full force and effect.

IN WITNESS WHEREOF, the undersigned executed this Amendment and Restatement to the Plan as of the 4 day of December, 2024 to be effective December 1, 2024.

WESTERN DIGITAL CORPORATION

By: Christine Bastian      (Print Name)

Its: Chief People & Inclusion Office     (Title)

/s/ Christine Bastian      (Signature)